Exhibit 99.1

SeaWorld Entertainment, Inc. Reports Fourth Quarter and Full Year 2016 Results

ORLANDO, Fla., Feb. 28, 2017— SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company that owns and operates twelve theme parks, today reported its financial results for the fourth quarter and full year of 2016.

Results Overview

Fourth Quarter 2016 versus Fourth Quarter 2015

•	Total revenues were $267.6 million, compared to $267.9 million in the fourth quarter of 2015.
•	Net loss was $11.9 million, or a loss of $0.14 per diluted share, compared to a net loss of $11.0 million, or a loss of $0.13 per diluted share, in the fourth quarter of 2015.
•	Adjusted EBITDA[1] was $58.1 million in the fourth quarter of 2016, an increase of $10.8 million, or 23%, compared to Adjusted EBITDA of $47.3 million in the fourth quarter of 2015.
•

Fourth quarter total attendance was down by approximately 30,000 guests, or 0.7%, as a result of the impact of Hurricane Matthew in October and an expected decline in attendance from Latin America; which was largely offset by improved attendance at the company’s Texas and California park locations in the fourth quarter of 2016 compared to the fourth quarter of 2015.

•	Implemented the first phase of the company’s cost optimization program which is expected to result in $40.0 million in net savings by the end of 2018.

Full Year 2016 versus Full Year 2015

•	Total revenues were $1.34 billion in 2016, compared to $1.37 billion in 2015.
•	Net loss was $12.5 million, or a loss of $0.15 per diluted share, compared to net income of $49.1 million, or $0.57 per diluted share, in 2015.
•	Adjusted EBITDA was $332.0 million compared to $361.1 million in 2015, and is above the guidance range provided in November 2016.
•

Total attendance for 2016 declined by approximately 471,000 guests, or 2.1%, primarily due to a decline at the company’s Florida and Northeast park locations, partially offset by an increase in attendance at its Texas park locations.  Attendance at the company’s California park locations was relatively flat in 2016 when compared to 2015.

“As we continue to implement our five-point strategic plan, we are making solid progress and delivering results for shareholders.  We ended the year exceeding our guidance and generating improved revenue and attendance in California and Texas, in particular, two locations which presented us challenges in 2015,” said Joel Manby, President and Chief Executive Officer of SeaWorld Entertainment, Inc. “Our focus on driving revenue growth by providing guests with experiences that matter is gaining traction. In the fourth quarter, we implemented the first phase of our cost optimization program which had a positive impact on results, and we continue to find new ways to be more efficient. We also moved to the next phase with our international strategy, as we announced our partnership with Miral to develop SeaWorld Abu Dhabi, a first-of-its-kind marine-life themed park on Yas Island.”

“Building on the platform for growth we established in 2016, we are energized going into 2017 as we launch some of the most innovative new rides and attractions in our history, while deploying our capital more efficiently,” Manby continued. “The recent addition of a talented new Chief Marketing Officer will help accelerate our brand repositioning and improve spend efficiency, while the enhancements we are making to our pricing operations will emphasize our total revenue per-capita opportunities, which we believe are meaningful. Additionally, we remain focused on financial discipline to improve our financial strength and flexibility over the long term. We are committed to strengthening our foundation, and our Board and management team are moving fast to implement our initiatives to increase value for our shareholders.”

Fourth Quarter 2016 Results

During the fourth quarter of 2016, the company generated revenue of $267.6 million, a decrease of $0.3 million, or less than 1%, compared to the fourth quarter of 2015. The company generated a net loss of $11.9 million, or a loss of $0.14 per diluted share compared to a net loss of $11.0 million, or a loss of $0.13 per diluted share, in the fourth quarter of 2015.

[1] This earnings release includes several metrics, including Adjusted EBITDA, Adjusted Net (Loss) Income, Adjusted Net (Loss) Income per Diluted Share and Free Cash Flow that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. ("GAAP"). See "Statement Regarding Non-GAAP Financial Measures" section and the financial statement tables for the definitions of Adjusted EBITDA, Adjusted Net (Loss) Income, Adjusted Net (Loss) Income per Diluted Share, Free Cash Flow and the reconciliation to their respective most comparable financial measures calculated in accordance with GAAP.

Adjusted EBITDA was $58.1 million in the fourth quarter of 2016, an increase of $10.8 million, or 23%, compared to Adjusted EBITDA of $47.3 million in the fourth quarter of 2015.  Net cash provided by operating activities was $21.5 million compared to $6.4 million in the prior year fourth quarter.

The company's Adjusted EBITDA calculation for both the fourth quarter and full year 2016 reflects $10.0 million related to estimated cost savings. These estimated cost savings are a non-GAAP Adjusted EBITDA add-back item only, and do not impact the company’s reported GAAP results. Pursuant to the credit agreement governing the company's Senior Secured Credit Facilities, the company’s calculation of Adjusted EBITDA reflects, subject to certain limitations, estimated full year cost savings resulting from certain specified actions, including restructurings and cost savings initiatives calculated on a pro forma basis as though such cost savings were realized at the beginning of the year. In both the fourth quarters and full years for 2016 and 2015, the company’s Adjusted EBITDA calculation reflects $10.0 million and $1.9 million of estimated cost savings, respectively.

Attendance for the fourth quarter declined by approximately 30,000 guests, or 0.7%, and was impacted by adverse weather primarily due to the effects of Hurricane Matthew in October, along with a decline in international attendance, mainly from Latin America which decreased by approximately 54,000 guests, or 23%, compared to the fourth quarter of 2015.  The impact of these factors was largely offset by increased attendance in Texas and California in the fourth quarter.

Total revenue per capita (total revenue divided by attendance) increased by 0.6% to $61.12 in the fourth quarter of 2016 compared to $60.77 in the prior year fourth quarter, primarily due to an increase in in-park per capita spending (food, merchandise and other revenue divided by attendance) offset by a decline in admission per capita (admissions revenue divided by attendance). In-park per capita spending increased by 5.1% to $24.06 in the fourth quarter of 2016, from $22.88 in the prior year fourth quarter, primarily led by culinary sales.  Admission per capita decreased by 2.2% to $37.07 in the fourth quarter of 2016 from $37.89 in the prior year fourth quarter, primarily resulting from the mix of admission products which includes an increase in season pass attendance, and the mix of theme parks visited in the fourth quarter of 2016 compared to the fourth quarter of 2015.

Operating expenses for the fourth quarter decreased $0.4 million, less than 1%, to $166.4 million as compared to $166.8 million in the fourth quarter of 2015.  Selling, general and administrative expenses for the fourth quarter of 2016 increased slightly by less than 1% to $42.0 million.  The company reported $8.9 million in restructuring and other related costs in the fourth quarter of 2016 related to severance and other related expenses associated with certain positions eliminated as a result of the restructuring program announced in December 2016 (the “2016 Restructuring Program”). The 2016 Restructuring Program is part of the company’s cost optimization program and involved the elimination of approximately 320 positions by the end of the fourth quarter of fiscal year 2016 across the company’s theme parks and its headquarters. The company’s previously announced cost optimization program is expected to result in $40.0 million in net savings by the end of 2018.

Full Year 2016 Results

During 2016, the company generated revenue of $1.34 billion, a decrease of $26.7 million, or 2%, compared to the same period in 2015.  The company generated a net loss for 2016 of $12.5 million, or a loss of $0.15 per diluted share, and Adjusted Net Income of $44.3 million, or $0.51 per diluted share.  For 2015, the company generated net income of $49.1 million, or $0.57 per diluted share, and Adjusted Net Income of $63.9 million, or $0.74 per diluted share.  Adjusted EBITDA in 2016 was $332.0 million, a decrease of $29.1 million, or 8%, compared to Adjusted EBITDA of $361.1 million in 2015.  Net cash provided by operating activities was $280.4 million in 2016 compared to $286.3 million in 2015.

Attendance declined by approximately 471,000 guests, or 2.1%, in 2016, primarily due to weakness at the company’s Florida park locations, and to a lesser extent, a decline in attendance at its Northeast park locations, partially offset by an increase of 333,000 in attendance at the company’s Texas park locations which mainly benefited from the new gate at its water park in 2016. The decline of approximately 547,000 guests in Florida compared to 2015 can be attributed to the following factors: (i) a decline in international attendance, particularly from Latin America which decreased by approximately 383,000 guests, or 32%; (ii) an overall softness in the Orlando market as evidenced by reduced hotel occupancy at Orlando-area hotels, along with competitive pressures in Orlando early in 2016; and, to a lesser extent, (iii) the adverse effects of Tropical Storm Colin, Hurricane Matthew and Hurricane Hermine at the company’s Florida park locations.  The decline in attendance at the company’s Northeast park locations for 2016 was also primarily due to the effects of Hurricane Matthew and Hurricane Hermine.  Passholder attendance for SeaWorld Orlando in 2016 also declined,  and the company believes this decline resulted from less discounting on season pass products early in 2016 when compared to the same period of 2015.  To address this issue, the company introduced new strategic season pass promotions later in 2016.  Passholder attendance for SeaWorld Orlando declined by 18% in the first half of 2016 compared to the first half of 2015; however, passholder attendance improved later in the year and increased by 4% in the second half of 2016 when compared to the second half of 2015.

Total revenue per capita improved slightly to $61.10 in 2016 from $61.01 in 2015 resulting from an increase in in-park per capita spending partially offset by a decrease in admission per capita. In-park per capita spending increased by 2.6% to $23.93 in 2016, from $23.32 in 2015, primarily due to increased sales of the company’s in-park products, such as front-of-the-line “Quick Queue” access.  Admission per capita decreased by 1.4% to $37.17 in 2016 from $37.69 in 2015. The decline results primarily from an unfavorable park attendance mix, resulting from more guest concentration at the company’s water parks and the new gate for Aquatica San Antonio, along with the impact of fewer international guests when compared to 2015.

Operating expenses for 2016 increased by $28.1 million, or 4%, to $736.8 million as compared to $708.7 million in 2015.  The increase was largely related to an increase in other direct labor and benefit costs, resulting primarily from wage and merit increases, and an increase in equity compensation expense.  The additional equity compensation expense relates to an increase of $10.2 million primarily associated with certain performance-vesting restricted shares, originally granted on or before the company’s initial public offering, which vested on April 1, 2016 (the “2.25x Performance Restricted Shares”). Selling, general and administrative expenses for 2016 increased $24.5 million, or 11%, to $238.6 million as compared to $214.1 million in 2015. The increase largely relates to an increase of $20.8 million in equity compensation expense primarily related to the 2.25x Performance Restricted Shares which vested on April 1, 2016.  In addition to the increase in equity compensation expenses, selling, general and administrative expenses also increased by $10.6 million related to barter expense, which was partially offset by targeted costs savings initiatives and a decrease in marketing and reputation costs. As a percentage of total revenue, selling, general and administrative expenses were 17.7% in 2016 compared to 15.6% in 2015. Excluding non-cash equity compensation expense and barter expense, selling, general and administrative expenses decreased by a net $6.9 million in 2016 when compared with 2015. The company reported $9.0 million in restructuring and other related costs in 2016 primarily related to severance and other related expenses associated with certain positions eliminated in 2016.

The provision for income taxes for 2016 was $9.3 million compared to $23.7 million in 2015. The change primarily results from the impact of a decrease in pretax income in 2016 compared to 2015, offset by a change in the company’s effective tax rate. The effective income tax rate in 2016 (-291.5%) differs from the statutory federal income tax rate primarily due to permanent items, the majority of which relates to nondeductible equity-based compensation that was recorded in the first quarter of 2016 due to the 2.25x Performance Restricted shares, which vested on April 1, 2016, the revaluation of certain state net operating loss carryforwards as a result of a restructuring and state income taxes.

Potential Debt Refinancing Transaction

The company is currently exploring a potential refinancing of its existing senior secured credit facilities in order to improve the company's capital structure by extending maturities and improving certain other terms of its debt.  The debt refinancing will be subject to certain customary closing conditions and there can be no assurance that the company will be successful in completing the refinancing on any particular terms or at all.

Guidance

The company intends to issue full year 2017 Adjusted EBITDA guidance with its first quarter 2017 earnings release.

Conference Call

The company will hold a conference call today, Tuesday, February 28, 2017 at 9 a.m. Eastern Time to discuss its fourth quarter and full year 2016 financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the company’s website at www.seaworldentertainment.com by clicking on the “Investor Relations” link located on the upper right corner of that page. For those unable to participate in the live call, a replay of the webcast will be available after 12 p.m. Eastern Time February 28, 2017 via the “Investor Relations” section of www.seaworldentertainment.com. A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on February 28, 2017 through 11:59 p.m. Eastern Time on March 14, 2017 by dialing (855) 859-2056 from anywhere in the U.S. or (404) 537-3406 from international locations, and entering conference code 47938719.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several supplemental non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net (Loss) Income, Adjusted Net (Loss) Income per Diluted Share, and Free Cash Flow. Adjusted EBITDA, Adjusted Net (Loss) Income, Adjusted Net (Loss) Income per Diluted Share, and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP. Adjusted EBITDA, Adjusted Net (Loss) Income, Adjusted Net (Loss) Income per Diluted Share, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance or liquidity. Adjusted EBITDA, Adjusted Net (Loss) Income, Adjusted Net (Loss) Income per Diluted Share, and Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of a company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the company’s industry, along with other measures, to estimate the value of a company, to make informed investment decisions and to evaluate companies in the industry. The presentation of Adjusted EBITDA also provides additional information to investors about the calculation of, and compliance with, certain financial covenants in the company’s Senior Secured Credit Facilities. Adjusted EBITDA is a material component of these covenants.

The financial statement tables that accompany this press release include a reconciliation of historical non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The company is one of the world's foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 29,000 animals in need over the last 50 years.

SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld, Busch Gardens® and Sea Rescue®. Over its more than 50-year history, the company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The company's theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the company's press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. The company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future”, “guidance”, “targeted” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: a decline in discretionary consumer spending or consumer confidence; various factors beyond management’s control adversely affecting attendance and guest spending at the company’s theme parks, including the potential spread of contagious diseases; any risks affecting the markets in which the company operates, such as natural disasters, severe weather and travel-related disruptions or incidents; increased labor costs and employee health and welfare benefits; complex federal and state regulations governing the treatment of animals, which can change, and claims and lawsuits by activist groups; incidents or adverse publicity concerning the company’s theme parks; any adverse judgments or settlements resulting from legal proceedings; cyber security risks and the failure to maintain the integrity of internal or guest data; inability to protect the company’s intellectual property or the infringement on intellectual property rights of others; risks associated with the company’s cost optimization program, capital allocation plans, share repurchases and financing transactions; and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the company’s periodic filings with the Securities and Exchange Commission (“SEC”).

Although the company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the company has correctly measured or identified all of the factors affecting its business or the extent of these factors' likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the company’s website at www.seaworldentertainment.com).

CONTACTS:

Investor Relations:

Mark Trinske

Vice President of Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Aimée Jeansonne Becka

Vice President of Public Relations

Aimee.Jeansonne-Becka@SeaWorld.com

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended December 31,		Change		For the Year Ended December 31,		Change
	2016	2015	$	%	2016	2015	$	%
Net revenues:
Admissions	$162,283	$167,005	$(4,722)	(3%)	$817,793	$846,922	$(29,129)	(3%)
Food, merchandise and other	105,314	100,852	4,462	4%	526,499	524,082	2,417	0%
Total revenues	267,597	267,857	(260)	(0%)	1,344,292	1,371,004	(26,712)	(2%)
Costs and expenses:
Cost of food, merchandise and other revenues	18,875	20,006	(1,131)	(6%)	100,643	103,980	(3,337)	(3%)
Operating expenses (exclusive of depreciation and amortization shown separately below and includes equity compensation of $662 and $268 for the three months ended December 31, 2016 and 2015, respectively and $11,033 and $863 for the years ended December 31, 2016 and 2015, respectively) (a)	166,362	166,801	(439)	(0%)	736,842	708,745	28,097	4%
Selling, general and administrative (includes equity compensation of $2,257 and $1,459 for the three months ended December 31, 2016 and 2015 respectively and $26,482 and $5,664 for the years ended December 31, 2016 and 2015, respectively) (b)	42,023	41,990	33	0%	238,557	214,072	24,485	11%
Restructuring and other related costs (c)	8,904	2,001	6,903	345%	9,016	2,268	6,748	298%
Depreciation and amortization	42,972	44,034	(1,062)	(2%)	199,649	182,503	17,146	9%
Total costs and expenses	279,136	274,832	4,304	2%	1,284,707	1,211,568	73,139	6%
Operating (loss) income	(11,539)	(6,975)	(4,564)	(65%)	59,585	159,436	(99,851)	(63%)
Other expense (income), net	77	(382)	459	120%	125	129	(4)	(3%)
Interest expense	18,364	14,642	3,722	25%	62,661	65,571	(2,910)	(4%)
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (d)	—	557	(557)	(100%)	—	20,905	(20,905)	(100%)
(Loss) income before income taxes	(29,980)	(21,792)	(8,188)	(38%)	(3,201)	72,831	(76,032)	(104%)
(Benefit from) provision for income taxes	(18,075)	(10,764)	(7,311)	(68%)	9,330	23,698	(14,368)	(61%)
Net (loss) income	$(11,905)	$(11,028)	$(877)	(8%)	$(12,531)	$49,133	$(61,664)	(126%)
(Loss) earnings per share:
Net (loss) income per share, basic	$(0.14)	$(0.13)			$(0.15)	$0.57
Net (loss) income per share, diluted	$(0.14)	$(0.13)			$(0.15)	$0.57

Weighted average common shares outstanding:
Basic	85,335	85,162			84,925	85,860
Diluted (e)	85,335	85,162			84,925	85,981

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

	For the Three Months Ended December 31,		Change		For the Year Ended December 31,		Change
	2016	2015	$	%	2016	2015	$	%
Net (loss) income	$(11,905)	$(11,028)	$(877)	(8%)	$(12,531)	$49,133	$(61,664)	(126%)
(Benefit from) provision for income taxes	(18,075)	(10,764)	(7,311)	(68%)	9,330	23,698	(14,368)	(61%)
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (d)	—	557	(557)	(100%)	—	20,905	(20,905)	(100%)
Interest expense	18,364	14,642	3,722	25%	62,661	65,571	(2,910)	(4%)
Depreciation and amortization	42,972	44,034	(1,062)	(2%)	199,649	182,503	17,146	9%
Equity-based compensation expense (f)	2,919	1,727	1,192	69%	37,515	6,527	30,988	475%
Other non-cash expenses (g)	2,738	1,975	763	39%	9,382	6,285	3,097	49%
Other business optimization costs(h)	10,445	2,219	8,226	371%	12,384	2,219	10,165	458%
Other adjusting items (i)	660	1,435	(775)	(54%)	3,365	1,435	1,930	134%
Other items (j)	—	594	(594)	(100%)	233	901	(668)	(74%)
Estimated cost savings (k)	10,000	1,949	8,051	413%	10,000	1,949	8,051	413%
Adjusted EBITDA (l)	$58,118	$47,340	$10,778	23%	$331,988	$361,126	$(29,138)	(8%)
Net cash provided by operating activities	$21,541	$6,354	$15,187	239%	$280,412	$286,274	$(5,862)	(2%)
Capital expenditures	25,022	40,173	(15,151)	(38%)	160,518	157,302	3,216	2%
Free Cash Flow (m)	$(3,481)	$(33,819)	$30,338	90%	$119,894	$128,972	$(9,078)	(7%)
Net (loss) income	$(11,905)	$(11,028)	$(877)		$(12,531)	$49,133	$(61,664)
Restructuring and other related costs	8,904	2,001	6,903		9,016	2,268	6,748
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (d)	—	557	(557)		—	20,905	(20,905)
Other items (n)	—	930	(930)		67,971	1,430	66,541
Income taxes of certain non-GAAP adjustments	(8,943)	(2,028)	(6,915)		(20,163)	(9,878)	(10,285)
Adjusted Net (Loss) Income (o)	$(11,944)	$(9,568)	$(2,376)		$44,293	$63,858	$(19,565)
Net (loss) income per share, diluted	$(0.14)	$(0.13)	$(0.01)		$(0.15)	$0.57	$(0.72)
Restructuring and other related costs (c)	0.10	0.02	0.08		0.11	0.03	0.08
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (d)	—	0.01	(0.01)		—	0.24	(0.24)
Other items (n)	—	0.01	(0.01)		0.80	0.02	0.78
Income taxes of certain non-GAAP adjustments	(0.10)	(0.02)	(0.08)		(0.25)	(0.12)	(0.13)
Adjusted Net (Loss) Income per share, diluted	$(0.14)	$(0.11)	$(0.03)		$0.51	$0.74	$(0.23)
Weighted average common shares outstanding, diluted	85,335	85,162			85,127	85,981

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of December 31,
	2016	2015
Cash and cash equivalents	$68,958	$18,971
Total assets (p)	$2,378,771	$2,388,662
Long-term debt, including current maturities:
Term B-2 Loans	$1,327,850	$1,338,387
Term B-3 Loans	245,800	247,900
Revolving Credit Facility	24,351	15,000
Total long-term debt, including current maturities	$1,598,001	$1,601,287
Total stockholders' equity	$461,215	$504,120

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

(In thousands, except per capita amounts)

	For the Three Months Ended December 31,		Change		For the Year Ended December 31,		Change
	2016	2015	#	%	2016	2015	#	%
Attendance	4,378	4,408	(30)	(0.7%)	22,000	22,471	(471)	(2.1%)
Total revenue per capita (q)	$61.12	$60.77	$0.36	0.6%	$61.10	$61.01	$0.09	0.2%

(a) Includes non-cash equity compensation expense, which for the year ended December 31, 2016, includes approximately $9.0 million in equity compensation expense recorded in operating expenses associated with certain performance-vesting restricted shares which vested on April 1, 2016.

(b) Includes non-cash equity compensation expense, which for the year ended December 31, 2016, includes approximately $18.5 million in equity compensation expense recorded in selling, general and administrative expenses associated with certain performance-vesting restricted shares which vested on April 1, 2016.

(c) Reflects restructuring and other related costs for the year ended December 31, 2016 primarily related to $8.9 million of severance and other employment expenses for positions eliminated in connection with the restructuring program announced in December 2016.  For the year ended December 31, 2015, reflects salaries and severance for individuals with continuing service obligations which were impacted by the restructuring program announced in December 2014.

(d) Reflects a $14.3 million premium paid for the early redemption in April 2015 of $260.0 million of the company’s then-existing Senior Notes, along with a write-off of approximately $6.0 million in related discounts and debt issuance costs and a $0.6 million write-off of discounts and debt issuance costs related to the voluntary prepayment of $30.0 million to the company’s Senior Secured Credit Facilities in the year ended December 31, 2015.

(e) During the three months ended December 31, 2016 and 2015, the company excluded potentially dilutive shares of approximately 4,795,000 and 3,201,000, respectively, from the calculation of diluted loss per share as their effect would have been anti-dilutive due to the company’s net loss in those periods.  During the year ended December 31, 2016, there were approximately 4,807,000 potentially dilutive shares excluded from the computation of diluted loss per share as their effect would have been anti-dilutive due to the company’s net loss during the period. During the year ended December 31, 2015 there were approximately 1,879,000 anti-dilutive shares of common stock excluded from the computation of diluted earnings per share.

(f) Reflects non-cash equity compensation expenses associated with the grants of equity compensation and includes $27.5 million in the year ended December 31, 2016 associated with certain performance-vesting restricted shares which vested on April 1, 2016.

(g) Reflects non-cash expenses related to miscellaneous asset write-offs, including $6.4 million in the year ended December 31, 2016 associated with the canceled Blue World Project, and non-cash losses on derivatives.

(h) Reflects business optimization and other strategic initiative costs primarily consisting of $8.9 million of severance and other related employment expenses for positions eliminated in connection with the previously announced 2016 Restructuring Program in the three months and year ended December 31, 2016, $0.9 million and $2.4 million of third party consulting and legal costs in the three months and year ended December 31, 2016, respectively, and $1.1 million of other severance and employment expenses incurred in 2016. For the three months and year ended December 31, 2015, reflects severance and other employment expenses for certain positions eliminated in the fourth quarter of 2015 as a result of cost saving initiatives. The Adjusted EBITDA calculations presented in the table above do not reflect certain 2015 other business optimization costs incurred prior to the fourth quarter of 2015 due to limitations as described in footnote (l) below.

(i) Reflects primarily non-recurring product and intellectual property development costs incurred for the years ended December 31, 2016 and for the three months ended December 31, 2015. For the years ended December 31, 2016 and 2015, also includes state franchise taxes paid of $0.2 million.  The Adjusted EBITDA calculations presented in the table above do not reflect certain 2015 other adjusting items incurred prior to the fourth quarter of 2015 due to limitations as described in footnote (l) below.

(j) Reflects the impact of certain items during the years ended December 31, 2016 and 2015 which the company is permitted to exclude under the credit agreement governing the company’s Senior Secured Credit Facilities due to the unusual nature of the items. The credit agreement allows these items to be excluded on an after-tax basis only, and accordingly, these items are presented net of related taxes of approximately $0.1 million in the year ended December 31, 2016 and $0.3 million and $0.5 million in the three and twelve months ended December 31, 2015, respectively.

(k) For the year ended December 31, 2016, reflects estimated cost savings related to the 2016 Restructuring Program, and for the year ended December 31, 2015, reflects estimated 2015 cost savings related to certain actions on cost savings initiatives. These estimated cost savings are a non-GAAP Adjusted EBITDA add-back item only that does not impact the company’s reported GAAP results. Pursuant to the credit agreement governing the company’s Senior Secured Credit Facilities, the company’s calculation of Adjusted EBITDA reflects, subject to certain limitations, estimated cost savings resulting from certain specified actions, including restructurings and cost savings initiatives.  The credit agreement governing the company’s Senior Secured Credit Facilities limits the amount of estimated cost savings that do not result from acquisitions or dispositions which may be reflected in the calculation of Adjusted EBITDA to $10.0 million for any applicable consecutive four quarter period and $30.0 million in the aggregate, of which the company has utilized approximately $22.0 million through December 31, 2016.

(l) Adjusted EBITDA is defined as net income (loss) before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items permitted in calculating covenant compliance under the credit agreement governing the company’s Senior Secured Credit Facilities.

For covenant calculation purposes under the company’s credit agreement, the amount which the company is able to add back to Adjusted EBITDA for other business optimization costs and certain other adjusting items, including restructuring costs and product and intellectual property development costs, is limited to $10.0 million for any four consecutive quarters (with certain unused amounts carried over from the prior fiscal year).  Due to these limitations, the Adjusted EBITDA calculations presented in the table above do not reflect $0.3 million of restructuring and other related costs and $2.5 million of product and intellectual property development costs incurred in the first three quarters of 2015.

(m) Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures. Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a liquidity measure. The company uses Free Cash Flow to evaluate its ability to generate cash flow from business operations.  Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which are significant. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Free Cash Flow as defined above may differ from similarly titled measures presented by other companies. Prior to the second quarter of 2016, the company’s definition of Free Cash Flow differed from the above.  The company changed the definition of Free Cash Flow to provide a more meaningful metric to investors.  Prior year amounts have been calculated using the above definition in all periods presented.

(n) Reflects the impact of certain items during the year ended December 31, 2016 which the company does not consider indicative of ongoing operating performance, as previously disclosed in the first quarter of 2016, and primarily includes (i) $33.7 million in accelerated depreciation related to the disposal of deep-water lifting floors from the orca habitats of each of the three SeaWorld-branded parks; (ii) $27.5 million of equity compensation expense related to certain performance-vesting restricted shares which vested on April 1, 2016; and (iii) $6.4 million in asset write-offs associated with the company’s Blue World Project.

(o) Adjusted Net (Loss) Income is defined as net (loss) income before the after-tax impact of the restructuring and other related costs, loss on early extinguishment of debt and write-off of discounts and debt issuance costs as well as other items the company considers unusual, if any, during the periods presented. Adjusted Net (Loss) Income per Diluted Share is calculated by dividing Adjusted Net (Loss) Income for the period by the diluted shares outstanding. Management presents Adjusted Net (Loss) Income and Adjusted Net (Loss) Income per Diluted Share to eliminate the impact of items, net of tax, that management does not consider indicative of ongoing operating performance due to their inherent unusual nature or because they result from an event of a similar nature.  Income taxes related to these non-GAAP adjustments are presented separately in the table above and reflect the current and deferred income tax impact for the periods presented.

(p) Certain prior year amounts have been reclassified to conform to the 2016 presentation, in particular, $2.5 million of noncurrent deferred tax liabilities, net, previously included in total assets has been reclassified to total liabilities. The reclassification is as a result of the adoption of Accounting Standards Update (“ASU”) 2015-17, Balance Sheet Classification of Deferred Taxes during the first quarter of 2016.

(q) Calculated as total revenues divided by attendance.